SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2003

VL DISSOLUTION CORPORATION
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

0-23866 (Commission File No.)	06-0678347 (IRS Employer Identification No.)

4895 Peoria Street
Denver, Colorado 80239
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 371-1560

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits
SIGNATURE
EX-99.1 Required Pro-Forma Financial Information

Item 2. Acquisition or Disposition of Assets.

     Effective May 5, 2003, Vari-L Company, Inc., a Colorado corporation (“Vari-L”), Sirenza Microdevices, Inc., a Delaware corporation (“Sirenza”) and Olin Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Sirenza (“Olin”), completed Olin’s acquisition of substantially all of the assets of Vari-L (the “Asset Sale”) pursuant to the terms of an Asset Purchase Agreement, dated December 2, 2003, by and among Sirenza, Olin and Vari-L (the “Asset Purchase Agreement”). The aggregate consideration received by Vari-L at the closing was comprised of $3.972 million in cash, 3.371 million shares of Sirenza’s common stock with a market value of $5.158 million as of May 2, 2003. In addition, Sirenza assumed $5.948 million in secured loans and accrued interest payable to Sirenza under the Loan Facility (as defined below). The final consideration received in the Asset Sale is subject to adjustment based upon finalization of Vari-L’s balance sheet as of the closing. Under the terms of the Asset Purchase Agreement, Vari-L will be retaining certain rights, assets and liabilities in connection with the transaction, including its cash and cash equivalents, life insurance policies and certain contractual liabilities. The Asset Purchase Agreement further requires Vari-L to set aside $1.510 million in cash and 1.281 million shares of Sirenza’s common stock to satisfy any indemnification claims from Sirenza or Olin that may arise prior to March 31, 2004.

     Upon closing of the asset sale, significant related non-recurring charges aggregating approximately $2.1 million were incurred. The amounts due will be paid out of net proceeds from the sale. The amounts due consist of post-closing bonuses payable to key officers, investment banking fees and contract and lease termination penalties.

     Following the closing of the Asset Sale, certain of Vari-L’s officers, including Charles R. Bland, Vari-L’s Chief Executive Officer, Richard P. Dutkiewicz, Vari-L’s Chief Financial Officer, Timothy G. Schamberger, Vari-L’s Vice President of Sales and Marketing and Daniel J. Wilmot, Vari-L’s Vice President of Research and Development, have or will terminate their employment with Vari-L and become employees of Sirenza.

     The parties completed the Asset Sale following a special meeting of Vari-L’s shareholders on May 5, 2003, whereby the holders of a majority of Vari-L’s common stock approved the Asset Sale and the subsequent dissolution of Vari-L pursuant to an Amended Plan of Dissolution (the “Plan of Dissolution”). The Plan of Dissolution provides for the orderly liquidation of Vari-L’s remaining assets following the closing of the Asset Sale, the winding-up of Vari-L’s business and operations and the dissolution of Vari-L. Under the terms of the Plan of Dissolution, if, notwithstanding the approval of the dissolution and the adoption of the Plan of Dissolution by the shareholders of Vari-L, the board of directors of Vari-L determines that it would be in the best interests of Vari-L’s shareholders or creditors for Vari-L not to dissolve, the dissolution of Vari-L may be abandoned or delayed until a future date to be determined by Vari-L’s board of directors. In accordance with the Plan of Dissolution Vari-L filed articles of amendment to change its corporate name to VL Dissolution Corporation, effective May 5, 2003.

     On October 7, 2002, Vari-L entered into a loan agreement with Sirenza which provided for a $5.3 million senior secured loan facility (the “Loan Facility”). As a condition to the Loan Facility, Vari-L entered into an Exclusivity and Right of First Refusal Agreement (the “Exclusivity Agreement”) with Sirenza to evaluate a potential acquisition of all of substantially all of Vari-L’s assets.

     This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. The forward-looking statements contained herein involve risks and uncertainties, including those relating to the liquidation, dissolution and wind-up of Vari-L. For more information about Vari-L and risks arising when investing in or holding shares of Vari-L, investors are directed to Vari-L’s most recent filings with the Securities and Exchange Commission.

1.

Item 7. Financial Statements and Exhibits

(b)	Pro Forma Financial Information.

The required pro forma financial information is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(c)	Exhibits. The following exhibits are being filed herewith.

2.1	Asset Purchase Agreement dated as of December 2, 2002, by and among Sirenza Microdevices, Inc., Olin Acquisition Corporation and Vari-L Company, Inc. filed as Exhibit 2.1 to the Form 10-Q/A dated February 24, 2003 and incorporated herein by reference.

2.2	Amended Plan of Dissolution of Vari-L Company, Inc. as approved by the shareholders at the special meeting held on May 5, 2003 filed as Exhibit 2.1 to the Form 10-Q dated May 5, 2003 and incorporated herein by reference.

2.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VARI-L COMPANY, INC

Dated: May 5, 2003	By:	/s/ Richard P. Dutkiewicz

Richard P. Dutkiewicz
Vice President of Finance and
Chief Financial Officer

3.

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	Required pro forma financial information